Exhibit 10.4

*PORTIONS OF THIS SERVICES AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SERVICES AGREEMENT REGARDING CORN PURCHASES

This Services Agreement Regarding Corn Purchases (this “Agreement”) is made and entered into as of December 5, 2014 (the “Effective Date”) by and between Southwest Iowa Renewable Energy, LLC (“Producer”) and Bunge North America, Inc. (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).

Producer owns and operates an ethanol plant near Council Bluffs, Iowa (the “Facility”).  Producer and AGRI-Bunge, LLC (“A-B”) entered into a Grain Feedstock Agency Agreement as of October 13, 2006 (as amended on December 15, 2008, the “Original Agency Agreement”) whereby A-B would act as Producer’s exclusive agent to procure all feedstock used by the Facility (the “Feedstock Requirements”).  Producer and A-B entered into a Grain Feedstock Supply Agreement on December 15, 2008 (the “Supply Agreement”) whereby the Agency Agreement was suspended and A-B began to supply and sell the Feedstock Requirements to Producer.  A-B assigned all of its interest in the Agency Agreement and the Supply Agreement to Bunge as of November 17, 2010.

Separate from this Agreement, the Parties are terminating the Supply Agreement and reinstating the Original Agency Agreement in an amended and restated form (the “Feedstock Agency Agreement”) such that Bunge will act as Producer’s exclusive agent to procure approximately 85% of the Facility’s Feedstock Requirements.  Pursuant to this Agreement, Producer intends to acquire sufficient quantities of Enogen Corn to meet approximately 15% of the Feedstock Requirements by contracting directly (in its own name and not via purchase from Bunge) with area producers.  “Enogen Corn” means corn containing the Enogen trait developed by Syngenta Seeds, Inc.  Therefore, the Parties have set forth the terms and conditions upon which Bunge will provide services to assist Producer in managing its direct purchases of Enogen Corn.

As of the date of this Agreement, the Parties are also entering into an Amended and Restated Distiller’s Grain Purchase Agreement (the “DGS Agreement”) and an Amended and Restated Ethanol Purchase Agreement (the “Ethanol Agreement”) (this Agreement, the Feedstock Agency Agreement, the DGS Agreement, and the Ethanol Agreement collectively, the “Related Agreements”).

Therefore, the Parties agree as follows:

1.                   Order and Delivery of Enogen Corn.

1.1            TLA Notices.  Bunge will not negotiate or execute any contracts or agreements for the purchase of Enogen Corn.  Producer will be solely responsible for originating Enogen Corn.  From time to time, a grower may enter into a Technology License Agreement or a similar arrangement (a “TLA”) whereby the grower agrees to grow Enogen Corn.  To the extent that Producer becomes aware of the existence of a TLA, Producer (or another party identified by Producer) shall notify Bunge (a “TLA Notice”) of such TLA.  Each TLA Notice will describe (i) the grower’s identity, (ii) the location and total number of acres upon which the grower has agreed to plant Enogen Corn, (iii) the expected yield of Enogen Corn upon such acres, and (iv) the estimated total production (in bushels) of Enogen Corn from such grower.

1.2            Bunge’s Services.

 (a)            Upon receiving a TLA Notice, Bunge will prepare an Enogen Corn Production Agreement (in the form attached hereto as Exhibit A, an “ECP Agreement”) based on the information contained in such TLA Notice for Producer’s review.  If Producer approves and signs such ECP Agreement, then Bunge will send such Producer-executed version to the applicable grower.

 (b)            Bunge will use commercially reasonable efforts to coordinate the volumes and delivery dates of Corn provided pursuant to the Feedstock Agency Agreement with the volumes and contracted deliveries of Enogen Corn purchased by Producer pursuant to ECP Agreements.  In connection therewith, the Bunge personnel provided pursuant to Section 2.2(c) of the Feedstock Agency Agreement will serve as a single point of contact for Producer with growers.  For the avoidance of doubt, Bunge will exclusively coordinate all volumes of Enogen Corn delivered to the Facility pursuant to the terms of this Agreement.

 (c)            Producer hereby directs Bunge, and Bunge agrees, to cause Producer to take a futures position on the Chicago Board of Trade in order to hedge an Enogen Corn purchase under an ECP Agreement within a commercially reasonable time after Producer enters into such ECP Agreement.  Producer (i) releases Bunge from any liability in any way connected to such futures transactions and (ii) will defend, indemnify and hold Bunge harmless for, all costs, liabilities and expenses of Bunge incurred in connection with any such futures transaction, including, without limitation, reasonable attorney fees.

1.3            Producer’s Obligations.  Producer will be solely responsible, and Bunge will have no responsibility, for:

 (a)            Directing and effecting the unloading, weighing, and receiving of all Enogen Corn and generating all related certificates and tickets;

 (b)            Storing and utilizing any Enogen Corn;

 (c)            Any risk of loss of, title to, or quality of any Enogen Corn;

 (d)            Ensuring that Enogen Corn is procured in compliance with any procurement policy of Producer; and

 (e)            Providing all of the same back office administrative and accounting responsibilities with regards to Enogen Corn as are contemplated in Section 2.3(a) of the Feedstock Agency Agreement (for the sake of clarity, Producer will be solely responsible for providing its own daily accounting regarding Enogen Corn and completing any necessary UCC and Farm Security Act searches to confirm clear title in Enogen Corn).

Producer will defend, indemnify and hold Bunge harmless for, all costs, liabilities and expenses of Bunge incurred in connection with any claim (including, without limitation, reasonable attorney fees) arising out of or relating to Producer’s obligations set forth in this Section 1.3.

2.                   Services Fee and Payment.

2.1            Services Fee.  For all Enogen Corn delivered to the Facility, Producer will pay Bunge a price per bushel services fee equal to $* per bushel (the “Services Fee”).

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.2            Payment.  Producer will pay, by wire transfer on or before the 10th day of each month during the Term, the Services Fee for the immediately preceding month.  Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate, as reported from time to time by the Wall Street Journal (or similar publication), plus 2%, and (b) the highest rate permitted by law.  All amounts due to Bunge under this Agreement will be paid without setoff, counterclaim or deduction.

2.3            Tax.  For purposes of personal property taxation and/or assessment or other similar taxation, if any, any tax assessed on Enogen Corn purchased or supplied to the Facility will be solely the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.

3.                   Term and Termination.

3.1            Term.  The initial term of this Agreement will begin upon January 1, 2015 (the “Effective Date”) and, unless earlier terminated in accordance with the terms hereof, will expire upon December 31, 2019.  Unless earlier terminated in accordance with this Agreement, this Agreement will automatically renew for one additional five-year term thereafter unless Bunge gives written notice to Producer of its election not to renew, no later than 180 days prior to the expiration of the initial term.  The “Term” will be the total of the initial term of this Agreement and any renewal terms.

3.2            Termination Rights.

 (a)            Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

 (b)            Bunge may terminate this Agreement immediately upon notice to Producer (i) if Producer fails to pay any amount due under this Agreement within 30 days after Bunge gives Producer notice of such nonpayment; and/or (ii) upon the occurrence of a Dissolution Event (as defined in Article X of the Fourth Amended and Restated Operating Agreement of Producer).

 (c)            Producer may terminate this Agreement upon 30 days prior written notice to Bunge if Bunge has failed to provide the Services in a commercially reasonable manner and Bunge has failed to remedy such breach within 30 days after the Producer has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, Bunge has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after Producer has given notice of such breach.

 (d)            Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter; or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

 (e)            Bunge may terminate this Agreement immediately upon notice to Producer if there is a Change in Control of Producer.  A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of Producer; (ii) a merger or consolidation involving Producer, excluding a merger or consolidation after which 50% or more of the outstanding equity interests of Producer continue to be held by the same holders that held 50% of more of the outstanding equity interests of Producer immediately before such merger or consolidation; or (iii) any issuance and/or acquisition of equity interests of Producer that results in a person or entity holding 50% or more of the outstanding equity interests of Producer, excluding any persons or entities that held 50% or more of the outstanding equity interests of Producer immediately before such acquisition.

 (f)             Producer may terminate all of the Related Agreements upon 60-days’ notice to Bunge to the extent that: (i) there has been a Change in Control of Producer, and (ii) Producer has paid an early termination fee calculated in accordance with the following formula:

 [10 – (number of Elapsed Years)] x $2,000,000

where “Elapsed Years” means the number of full calendar years that have elapsed from the Effective Date until the date that Producer provides notice of termination pursuant to Section 3.2(f). The early termination fee shall be prorated for any partial year based on the number of days remaining in the year of termination from the expiration of the notice period.

 (g)            Producer may terminate this Agreement upon 60-days’ notice to Bunge: (i) during January of any year immediately following a calendar year during which none of Bunge Limited or any of its Affiliates earned any of its revenues from the production or sale of ethanol; or (ii) at any time after Bunge sells more than 50% of the Series B Units of Producer (or any successor security issued by Producer) that Bunge holds as of the Effective Date, other than a transfer by Bunge to any of its Affiliates.

3.3            Survival.  The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 2.2, 2.3, 3, 4, 5, and 9-19 will remain in effect after the expiration or termination of this Agreement.

4.                   Limitation of Liability; General Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED BY BUNGE OR ITS AFFILIATES UNDER THIS AGREEMENT.  NEITHER BUNGE NOR ITS AFFILIATES WILL BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUNGE OR ITS AFFILIATES; PROVIDED, THAT THE AGGREGATE AMOUNT OF ALL SUCH DAMAGES UNDER THIS AGREEMENT IN ANY FISCAL YEAR WILL NOT EXCEED THE AMOUNT OF THE SERVICES FEES IN SUCH FISCAL YEAR.  THE REMUNERATION TO BE PAID FOR THE SERVICES TO BE PERFORMED REFLECTS THIS LIMITATION OF LIABILITY.  IN NO EVENT WILL BUNGE OR ANY OF ITS AFFILIATES BE LIABLE TO PRODUCER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

5.                    Remedies.

5.1            Suspend Performance.  Bunge may suspend its performance under this Agreement until Producer has paid all amounts due under this Agreement if Producer fails to pay any amount within 15 days after the date when such amount is due and uncured under this Agreement.

5.2            Rights Not Exclusive.  Subject to Article 5, no right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

6.                    Force Majeure.  Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds.  A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible.  When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.  During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances.  If a Party has not performed under this Agreement due to a Force Majeure Event for twelve consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

7.            Insurance.

7.1            Required Coverage.  Each Party shall maintain:

 (a)            Workers’ Compensation Insurance required by applicable laws and regulations, with an Alternate Employer Endorsement naming Company as an alternate employer, and Employer’s Liability Insurance in an amount of not less than $1,000,000 each accident or occurrence, $1,000,000 policy limit and $1,000,000 each employee.  The Employer’s Liability Insurance policy shall not contain an exclusion for occupational disease.  Each Party shall cause all such policies to contain a provision requiring the insurance carriers to waive all rights of subrogation against the other Party, its parents, subsidiaries and affiliates and its and their respective agents and employees.

 (b)            Automobile Liability Insurance covering owned, hired, and non-owned vehicles against claims for bodily injury, death and property damage, with a combined single limit of not less than $1,000,000, or equivalent coverage using split limits.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

 (c)            Commercial General Liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $3,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $3,000,000 each accident or occurrence, $3,000,000 Products/Completed Operations aggregate and $3,000,000 general aggregate.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of the primary insurances and contain a drop down provision in case of exhaustion of underlying limits and/or aggregates.

7.2            Policy Requirements.  All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; and (b) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in Iowa, with an A.M. Best’s Rating of A- or better and Class VII or better.  Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law.  Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage.  From time to time, upon a Party’s request, the other Party will provide the requesting Party a certified duplicate original of any policy required to be maintained hereunder.

8.                   Relationship of Parties.  Except for the terms of the services arrangement expressly provided herein, there is no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative or employee of the other Party.  Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.  Notwithstanding the foregoing, the Parties acknowledge that Bunge is a member of Producer and has certain rights related thereto.

9.                   Confidentiality.  The term “Confidential Information” as used in the Feedstock Agency Agreement includes all material disclosed in connection with this Agreement relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential.

10.                Governing Law; Jurisdictional Matters; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the state of Iowa, without regard to principles of conflicts of laws.  Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the Western District of Iowa or the state courts in St. Louis County, Missouri or Des Moines, Iowa, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.                Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by nationally recognized overnight courier, on the next business day following deposit, and (iii) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address shown below for such Party, or such other address as such Party may give to the other Party by notice:

If to Bunge:	If to Producer:

Bunge North America, Inc	Southwest Iowa Renewable Energy, LLC
11720 Borman Drive	10868 189th Street
St. Louis, Missouri 63146	Council Bluffs, IA 51503
Attn: Vice President –Grain	Attn: General Manager

with copies to:	with copies to:

Bunge North America, Inc	David E. Gardels, Esq.
11720 Borman Drive	Husch Blackwell LLP
St. Louis, Missouri 63146	13330 California Street, Suite 200
Attn: General Counsel	Omaha, Nebraska 68154

12.                 Entire Agreement; No Third Party Beneficiaries.  This Agreement, with the Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties (or their Affiliates, successors, assignees or subcontractors to the extent set forth herein).

13.                 Amendments; Waiver.  The Parties may amend this Agreement only by a written agreement of the Parties.  No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

14.                Assignment.  No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, without the prior written consent of the other Party.  Despite the prior sentence, Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to its Affiliates without Producer’s prior written consent, and Producer may assign this Agreement, for collateral purposes, to its lenders, upon written notice to Bunge.  Subject to the preceding sentences in this Section 14, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

15.                 Terminology.  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.  “Person” means any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

16.                Severability.  If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force.  The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

17.                 Interpretation.  Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

18.                Further Assurances.  Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

19.            Counterparts.  This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.		SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ John P. Gilsinn	By:	/s/ Brian T. Cahill
Name:	John P. Gilsinn	Name:	Brian T. Cahill
Title:	Vice President	Title:	President / CEO / General Manager